Execution Copy

                              CONSULTING AGREEMENT


This AGREEMENT (the "Agreement"), dated as of November 12, 1998, by and among Key Energy Group, Inc., a Maryland corporation ("Parent"), and C. Ron Laidley ("Consultant").

WHEREAS, Consultant previously held the position of President of Yale E. Key, Inc., a Texas corporation (the "Company");

WHEREAS, effective as of the date hereof, the Parent and Consultant have terminated their employment relationship and, in connection therewith, the Parent and Consultant have entered into a Confidential Separation and Release Agreement (the "Release Agreement"); and

WHEREAS, Parent entering into this Agreement is a material inducement to Consultant entering into the Release Agreement; and

WHEREAS, Parent desires to secure the benefit of Consultant's knowledge, experience and services by retaining Consultant, and Consultant desires to provide services to Parent and its subsidiaries and affiliates, on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, agreements, and promises set forth herein, and intending to be legally bound, the parties agree as follows:

1. Consulting Services. During the Term (as defined below), Consultant shall make himself available to perform consulting services with respect to the businesses conducted by Parent and its subsidiaries and affiliates, as such consulting services may be requested from time to time by the Parent's Chief Executive Officer or Board of Directors. Such request for Consultant's services shall provide reasonable notice to Consultant. Consultant shall accommodate reasonable requests for Consultant's consulting services, and shall devote reasonable time and his reasonable best efforts, skill and attention to the performance of such consulting services, including travel reasonably required in the performance of such consulting services. Such consulting services are estimated to require approximately forty (40) hours of Consultant's time per month.

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2. Term. The term of Consultant's engagement under this Agreement shall commence on the date hereof and, unless earlier terminated pursuant to Section 4 hereof, shall continue in effect for a period of three (3) years thereafter (the "Term"). There shall be no extension of this Agreement other than by written instrument duly executed and delivered by the parties hereto.

3. Consulting Fees and Expenses. During the Term, Parent shall pay, or cause to be paid to, Consultant an annual fee of $175,000, payable in equal bi-weekly installments (subject to proration for any partial period) on the last day of each bi-weekly period during the Term to an account designated in writing by Consultant (such payments, together with the payments required under Section 5.4 hereof being referred to collectively herein as the "Fees"). The payor may make any tax withholding it deems to be necessary under applicable tax laws. In addition, Consultant shall be reimbursed for reasonable, documented, out-of-pocket expenses incurred in connection with consulting services rendered pursuant to this Agreement; provided that such expenses are submitted for reimbursement within thirty (30) days of the date such expenses are incurred.

4. Termination. Notwithstanding any provision of this Agreement to the contrary, prior to the expiration of the Term:

(a) This Agreement may be terminated by Parent for the following reasons: (i) in the reasonable judgment of the Chief Executive Officer of Parent, the willful engaging by Consultant in conduct on or after the date hereof which is materially injurious to Parent or its subsidiaries or affiliates; (ii) Consultant's conviction of, guilty plea concerning, no contest plea concerning or confession of fraud, theft, embezzlement or similar malfeasance or any crime of moral turpitude on or after the date hereof;
     (iii) in the reasonable judgment of the Chief Executive Officer of Parent, the material breach by Consultant of this Agreement; or (iv) in the reasonable judgment of the Chief Executive Officer of Parent, an act of gross neglect or gross misconduct by Consultant on or after the date hereof; provided, however, that in the case of any act or failure to act described in clauses (i), (iii) and (iv), such act or failure to act shall not constitute grounds for termination if, within ten (10) days after Notice of Termination (as defined below) is given to Consultant, Consultant has, to the reasonable satisfaction of the Chief Executive Officer of Parent, corrected such act or failure to act or the Chief Executive Officer of Parent is otherwise satisfied that termination is not in the best interests of Parent. In the event that Consultant disputes Parent's action in terminating this Agreement pursuant to this Section 4(a) and commences arbitration pursuant to Section 7 of this Agreement, Parent shall continue to make, on a timely basis, all payments due to Consultant hereunder, until a final arbitration decision and/or award is made; provided, however, that if Parent is the prevailing party in such an arbitration, Consultant shall immediately repay to Parent any and all payments made to Consultant pursuant to this sentence, together with interest computed at an annual rate equal to the prime rate plus one percent (1%).

(b) This Agreement may be terminated by Consultant in the event of a material breach of this Agreement by Parent, which breach shall not be cured by Parent within ten (10) days after Notice of Termination is given by Consultant.

(c) This Agreement (i) may be terminated by the mutual written agreement of the parties hereto; (ii) shall be terminated without any additional action in the event of Consultant's death or adjudicated incompetency; and (iii) may be terminated by Parent in the event Consultant shall become disabled by illness, injury or other incapacity as a result of which Consultant is unable to perform services under this Agreement for a period or periods aggregating ninety (90) days in any twelve (12) consecutive months.

(d) Any termination of this Agreement by Parent or by Consultant shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10.4 of this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of this Agreement.

(e) Upon termination of this Agreement, other than by Consultant pursuant to paragraph (b) of this Section 4, Consultant or Consultant's heirs, as the case may be, shall be entitled to receive (i) any unpaid Fees accrued through the date of termination and (ii) any unpaid expenses incurred prior to the date of termination submitted for reimbursement in accordance with
     Section 3 hereof, and Parent shall have no further obligation to Consultant or Consultant's heirs. Upon termination of this Agreement by Consultant pursuant to paragraph (b) of this Section 4, Consultant shall be entitled to receive (x) any unpaid Fees accrued through the date of termination, (y) any unpaid expenses incurred prior to the date of termination and submitted for reimbursement in accordance with Section 3 hereof and (z) a lump sum payment equal to the unaccrued and unpaid Fees Consultant would have otherwise received under this Agreement, and Parent shall have no further obligation to Consultant other than the payments owed Consultant under
     Section 5.4 hereof (and Consultant's obligations under Section 5 and the other applicable provisions shall continue beyond such termination).

5. Restrictive Covenants.

5.1 Confidential Information. During the Term and at all times after the termination of Consultant's engagement upon expiration of the Term or otherwise, Consultant shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any confidential information relating to the business and affairs of Parent and its subsidiaries and affiliates, other than in the proper performance of the duties contemplated herein, or as required by a court of competent jurisdiction or other administrative or legislative body; provided that, prior to disclosing any of the confidential information to a court or other administrative or legislative body, Consultant shall promptly notify Parent so that Parent may seek a protective order or other appropriate remedy. Consultant agrees to return all confidential information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to Parent at any time upon request by Parent and upon the termination of his engagement for any reason.

5.2 No Solicitation. Consultant agrees that during the Non-Compete Term (as defined below), he will not hire or solicit to hire, directly or indirectly, any employee of Parent or its subsidiaries or affiliates, or otherwise solicit, directly or indirectly, any employee of Parent or its subsidiaries or affiliates to leave the employ of Parent or its subsidiaries or affiliates.

5.3 Covenant Not to Compete. During the three-year period beginning on the date hereof, notwithstanding the earlier termination of this Agreement (the "Non-Compete Term"), Consultant shall not, in the Continental United States or in Argentina, directly or indirectly engage in the following businesses: (i) workover rig services, including completion of new wells, maintenance and recompletion of existing wells (including horizontal recompletions) and plugging and abandonment of wells at the end of their useful lives; (ii) liquid services, including vacuum truck services, frac tank rental and salt water injection; and/or (iii) production services, including well test analysis, pipe testing, slickline wireline services and fishing and rental tool services. Additionally, Consultant shall not own an interest in any company that is not publicly traded and engages in the foregoing businesses. Without limiting the generality of the foregoing, Consultant shall not interfere with the business or accounts of Parent and its subsidiaries and affiliates, including the making of any statements or comments of a defamatory or disparaging nature to third parties regarding Parent or its subsidiaries or affiliates or their respective officers, directors, personnel, products or services.

5.4 Consideration. In exchange for Consultant's covenant not to compete contained in Section 5.3 hereof, and in addition to the consulting fees to be paid to Consultant pursuant to Section 3 hereof, Parent shall pay, or cause to be paid to, Consultant an additional aggregate amount of $150,000, payable in seventy-eight (78) equal bi-weekly installments (subject to proration for any partial period) on the last day of each bi-weekly period of the Term to an account designated in writing by Consultant. The payor may make any tax withholding it deems to be necessary under applicable tax laws. Consultant acknowledges that the consideration described in this Section 5.4 is adequate, fair and reasonable.

5.5 Reasonableness of Restrictive Covenants; Irreparable Injury. Consultant acknowledges that this Agreement is being entered into in connection with the consummation of the transactions contemplated by the Merger Agreement, that the services to be rendered by him to Parent and its subsidiaries and affiliates are of a special and unique character, which gives this Agreement a peculiar value to Parent, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by him of any of the provisions contained in this Section 5 will cause Parent irreparable injury. Consultant therefore agrees that Parent shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Consultant from any such violation or threatened violations.

6. Return of Property. Consultant agrees that following the termination of his engagement for any reason, he shall return all property of Parent and its subsidiaries and affiliates that is then in or thereafter comes into his possession, including, but not limited to, computers, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any other materials or equipment supplied by Parent and its subsidiaries and affiliates to Consultant.

7. Arbitration. Any dispute between the parties arising out of this Agreement, including but not limited to any dispute regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach ("arbitrable dispute") shall be submitted to arbitration in the city of Houston, Texas, before an experienced arbitrator who is either licensed to practice law in Texas, or is a retired judge. The parties agree to make a good faith effort to select a mutually agreeable arbitrator. However, if the parties are unable to reach agreement on an arbitrator, one will be selected pursuant to the commercial rules of the American Arbitration Association or any successor rules thereto. The arbitration shall be conducted in accordance with the commercial rules of the American Arbitration Association or any successor rules. The arbitrator in any arbitrable dispute shall not have authority to modify or change this Agreement in any respect except to the extent set forth in Section
10.5 hereof. The prevailing party in any such arbitration shall be awarded its costs, expenses, and reasonable attorneys' fees incurred in connection with the arbitration, in an aggregate amount not to exceed $10,000. Consultant and Parent shall each be responsible for payment of one-half of the amount of any arbitrator's fee(s) payable prior to the existence of a prevailing party, such amounts to be repaid to the prevailing party pursuant to the previous sentence. The arbitrator's decision and/or award will be final and binding and fully enforceable and subject to an entry of judgment by any court of competent jurisdiction.

8. Consultant's Independence and Discretion.

(a) Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, or as employer and employee. By virtue of the relationship described herein Consultant's relationship to Parent during the term of this Agreement shall only be that of an independent contractor and Consultant shall perform all services pursuant to this Agreement as an independent contractor. Consultant shall not provide any services under the business name of Parent or its subsidiaries or affiliates and shall not present himself as an employee of Parent or its subsidiaries or affiliates.

(b) Subject only to such specific limitations as are contained in this Agreement, the manner, means, details or methods by which Consultant performs his obligations under this Agreement shall be solely within the discretion of Consultant. Parent shall not have the authority to, nor shall it, supervise, direct or control the manner, means, details or methods utilized by Consultant to perform his obligations under this Agreement and nothing in this Agreement shall be construed to grant Parent any such authority.

9. Miscellaneous.

9.1 Successors and Assigns; Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, provided, however, that the services to be provided by Consultant hereunder are personal to Consultant and may not be delegated or assigned by him.

9.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflict of law rules thereof.

9.3 Waivers. The waiver by either party hereto of any right hereunder of any failure to perform or breach by the other party hereto shall not be deemed a waiver or any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.4 Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or sent by overnight carrier service (such as Federal Express) to the parties at the following addresses:


                      If to Parent, to:

                      Key Energy Group, Inc.
                      Two Tower Center, 20th Floor
                      East Brunswick, New Jersey  08816
                      Attention:    General Counsel

                      If to Consultant, to:

                      C. Ron Laidley
                      3921 Tanforan Court
                      Midland, Texas  79707


or to such other address as may be specified in a written notice delivered personally or sent by overnight courier given by one party to the other party hereunder.

9.5 Severability. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

9.6 Amendment. This Agreement may not be amended or modified except by an agreement in writing, signed by the parties hereto.

9.7 Entire Agreement. This Agreement, together with the Confidential Separation and Release Agreement dated as of the date hereof, constitute the entire agreement between the parties hereto, and supersedes all prior oral and/or written understandings and/or agreements between the parties hereto.

9.8 Descriptive Headings. The parties hereto agree that the headings contained herein are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

9.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes but which, together, shall constitute one and the same instrument.



                            [signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.


KEY ENERGY GROUP, INC.


By:
Name:
Title:


C. RON LAIDLEY